Exhibit 10.7
LEASE AGREEMENT

Translation

Party A (Lessor): Chongqing No. 3 Construction Co., Ltd.

Party B (Lessee): Chongqing Foguang Tourism Development (Group) Co., Ltd.

The parties enter into the following agreement through consultation:

I.	Location of Property

The property under lease is located at 239 Jianxin Road, 2nd Floor, Jiangbei District, Chongqing, with a total area of 1,053 square meters. Party B shall have the right to decorate or renovate the property for its business use.

II.	Term of Lease

The term of lease is four and half years, starting from August 1, 2008 to December 31, 2012. When the lease is due, Party B shall have the priority to renew the lease under the same conditions. The rent may be adjusted based on the market price and both parties shall execute a subsequent agreement.

III.	Rent

The rent shall be calculated as RMB 9.00/square meter, with an annual increase of RMB 2.00 /square meter (for example, the rent will be RMB 11.00 /square meter from August 1, 2009 to July 31, 2010, RMB 13.00 / square meter from August 1, 2010 to 2011, and so forth).

IV.	Payment

The rent shall be paid on a quarterly basis. Payment of RMB 28,431 shall be made five days in advance of the next pay period. Upon the execution of this Agreement, Party B shall pay a deposit of RMB 28,431.

V.	Breach of Agreement

1.
Party B shall be subject to a late fee if Party B fails pay the rent on time. Party A shall have the right to terminate the Agreement if the rent is overdue for three months. The late fee shall be 2/1,000 of the quarterly rent per day, calculated from the due date to the date of payment.

2.
During the term of the Agreement, Party A shall not terminate the Agreement without breach of Party B, otherwise, Party A shall pay a pro rata renovation fee and a penalty of 2/1,000 of the quarterly rent per day, calculated from the second day of the termination date to the due date of the Agreement.

VI.	Miscellaneous

1.	During the lease term, Party B shall comply with relevant laws and regulations and shall be liable for any illegal use of the property.

2.
Party B shall pay for its renovation and decoration of the property. Party A shall not compensate such fees when the Agreement is terminated as a result of Party B’s default or when the lease term has expired.

3.	Party B shall pay for the routine maintenance and repair of the property and facilities after Party B renovates the property.

4.
Any renovation of the property by Party B is subject to the consent of the Property Company. Party B may renovate the property as instructed by the Property Company and shall bear the full legal responsibility for any damage as a result of the renovation. After the renovation, the fire alarm system of the property shall be inspected by the public security department and the fire department. Party B shall be responsible for fire safety of the property.

5.	Party B shall pay the property management, water, power and other fees and expenses timely.

6.	Once Party B starts renovating the property, the renovations of Party B shall be administrated by the Property Company.

7.	Any unsettled matter under this Agreement and any dispute arising from this Agreement shall be subject to consultation between the parties.

8.	This Agreement shall become effective upon execution of both parties and be executed into four duplicates with equivalent effect. Each party shall hold two duplicates.

Party A (Lessor): Chongqing No. 3 Construction Co., Ltd. (Stamp)

Party B (Lessee): Chongqing Foguang Tourism Development (Group) Co., Ltd. (signature & stamp)

July 18, 2008